EXHIBIT 23.a

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Eagle Food Centers, Inc. on Form S-8, relating to 1,000,000 shares of Common Stock issuable under the Eagle Food Centers, Inc. 401(k) Plan for Collectively Bargained Employees, of our report dated March 22, 1996 (which expresses an unqualified opinion and includes an explanatory paragraph relating to the change of method of accounting for the impairment of long-lived assets and long-lived assets to be disposed of), appearing in the Annual Report on Form 10-K of Eagle Food Centers, Inc. for the year ended February 3, 1996.



Davenport, Iowa
January 27, 1997